Exhibit 99.1

FTI Consulting, Inc.

900 Bestgate Road

Annapolis, MD 21401

(410) 224-8770

FOR FURTHER INFORMATION:
AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

FTI CONSULTING RELOCATES EXECUTIVE HEADQUARTERS

TO BALTIMORE, MARYLAND

Rapid Growth of Company Operations and Technology Services Group Necessitates

Expansion

Incurs $0.01 Per Share Charge for New York City Sub-lease

ANNAPOLIS, MD, September X, 2005 — FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today announced that it has secured prime commercial space for its new executive headquarters at 500 East Pratt Street in Baltimore, Maryland. The company expects to take occupancy of its ten year lease in mid-December 2005. The new office space will primarily house executive management and its legal department.

The move was necessitated by the recent rapid growth of FTI Consulting, particularly the growth of its technology services group and the build-out of a 24/7 data center supporting FTI’s repository services and corporate technology needs at its current headquarters in Annapolis, MD. In addition to its data center, the company’s other operations groups, including accounting and finance, human resources, internal audit and facilities management, will also remain in Annapolis, MD.

Dennis J. Shaughnessy, FTI Consulting chairman said “Our decision to relocate our executive headquarters was predicated by significant growth – both in terms of the hosting and repository services that we provide to our clients, and more broadly, due to our overall growth as a company. We examined various relocation options, including our existing facility in New York City, but decided to maintain our long-term commitment to the state of Maryland, which has proven to be a cost-effective location for us.”

In connection with the impending relocation, FTI has sub-leased for 30 months a portion of its New York City facility that was originally anticipated for its executive management team, as well as for future expansion. The company was required to either occupy or sub-lease such space as of August 1, 2005 and received a cash inducement of $3.3 million which will be amortized over the life of the lease as a reduction of future cash rent expense. As a result of the sub-lease, the company will incur a one-time charge of approximately $900,000, or approximately $0.01 per share, in the third quarter of 2005, representing the present value of the New York City lease costs, commissions and depreciation for the duration of the sub-lease in excess of the sub-lease rental income. However, for the sub-lease period, the cash sub-lease rental income in New York will significantly exceed the cash rental costs for its new executive headquarters in Baltimore. The company anticipates that its New York City business practices will expand into the sub-leased space at the completion of the sub-lease period.

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FTI Consulting received the assistance of the Baltimore Development Corporation and the Maryland Department of Business and Economic Development in connection with its new executive headquarters.

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, mergers and acquisitions and regulatory issues. Strategically located in 24 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,100 employees includes numerous PhDs, MBAs, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients. Additional information is available at: www.fticonsulting.com.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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